EXHIBIT 99.1

ATLANTIC AMERICAN CORPORATION REPORTS SECOND QUARTER RESULTS

ATLANTA, Georgia, August 6, 2010 - Atlantic American Corporation (Nasdaq-AAME) today reported net income of $76 thousand, or nil per diluted share, for the three month period ended June 30, 2010, compared to net income of $12 thousand, or a loss of $0.01 per diluted share, for the three month period ended June 30, 2009. For the six month period ended June 30, 2010, net income was $493 thousand, or $0.01 per diluted share, compared to net income of $268 thousand, or nil per diluted share, for the comparable period in 2009. Book value increased to $3.45 per share at June 30, 2010 from $3.16 per share at the end of last year.

Total revenues for the three month period ended June 30, 2010 were $27.1 million, increasing 5.4% from the $25.7 million for the three month period ended June 30, 2009. Insurance premiums during this quarter increased 6.3% from the comparable 2009 premiums. For the six month period ended June 30, 2010, revenues were $53.1 million, increasing 3.4% from the comparable 2009 revenues of $51.3 million. The increase in premiums during the three month and six month periods ended June 30, 2010 resulted from increased sales of both the traditional life and medicare supplement products in the life and health segment. Declining investment income in both the three and six month periods ended June 30, 2010 reflected the low current interest rate environment and partially offset the increase in total revenues.

Commenting on the quarter, Hilton H. Howell, Jr., chairman, president and chief executive officer, stated, “We are extremely pleased with our top line growth. The marketing initiatives and investments which we have been making to grow our life and health business are now evident in our results. Our property and casualty operations continue to be challenged with the extremely soft market; however in the three month period ended June 30, 2010, we experienced a moderate increase in quarter on quarter earned premium which we hope is a precursor to the future. Even with this top line growth in our insurance operations, we remain focused on growth and profitability. Our benefits and losses were higher in the second quarter than we would have expected; however, we believe that those will return to more normal levels in future quarters, resulting in increased profitability as we continue to grow. With our high level of liquidity at the parent company, we are continuing our stock buy back program as appropriate.”

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries. Its principal subsidiaries consist of American Southern Insurance Company, American Safety Insurance Company, and Bankers Fidelity Life Insurance Company.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties. Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation files with the Securities and Exchange Commission.

For further information contact:

John G. Sample, Jr.
Senior Vice President and Chief Financial Officer
Atlantic American Corporation
404-266-5501

Atlantic American Corporation
Consolidated Financial Data

	Three months ended June 30,		Six months ended June 30,
(Unaudited; In thousands, except per share data)	2010	2009	2010	2009
Insurance premiums	$ 24,387	$ 22,941	$ 47,745	$ 45,738
Investment income	2,576	2,708	5,133	5,443
Realized investment gains (losses), net	13	(26)	13	(13)
Other income	111	84	159	151
Total revenue	27,087	25,707	53,050	51,319
Insurance benefits and losses incurred	17,425	15,033	32,815	29,913
Commissions and underwriting expenses	6,827	7,412	13,967	14,930
Interest expense	653	694	1,295	1,415
Other	2,119	2,618	4,336	4,804
Total benefits and expenses	27,024	25,757	52,413	51,062
Income (loss) before income taxes	63	(50)	637	257
Income tax expense (benefit)	(13)	(62)	144	(11)
Net income	$ 76	$ 12	$ 493	$ 268

Net income (loss) per common share (basic and diluted)	$ -	$ (0.01)	$ 0.01	$ -

Selected Balance Sheet Data	June 30, 2010	December 31, 2009
Total investments	$ 177,487	$ 195,410
Total assets	268,559	262,086
Insurance reserves and policy funds	132,252	129,213
Debt	41,238	41,238
Total shareholders' equity	83,938	77,470
Book value per common share	3.45	3.16